EXHIBIT 11

                  Consent of Deloitte & Touche LLP


























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  CONSENT OF INDEPENDENT AUDITORS

  Fund for Government Investors, Inc.



  We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement Nos. 2-52552 and 811-2539 of our report dated January 30, 1996 appearing in the Annual Report of Fund for Government Investors, Inc. for the year ended December 31, 1995 ("the FGI Report"), and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.

  We also consent to the incorporation by reference in the Combined Prospectus/Proxy Statement from Form N-14 of the FGI Report and to the reference to us under the caption "Financial Statements and Experts" appearing in such Combined Prospectus/Proxy Statement.


  /s/ Deloitte & Touche LLP
  Washington, D.C.
  March 26, 1996




























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